Exhibit 99.1
NEWS RELEASE

LITTELFUSE TO ACQUIRE SELECT PRODUCT PORTFOLIO FROM ON SEMICONDUCTOR
Expands power semiconductor portfolio and presence in automotive electronics market

CHICAGO, August 25, 2016 — Littelfuse, Inc., (NASDAQ:LFUS) today announced it has entered into definitive agreements to acquire the product portfolio of transient voltage suppression ("TVS") diodes, switching thyristors and insulated gate bipolar transistors ("IGBT") for automotive ignition applications from ON Semiconductor Corporation for a combined purchase price of $104 million.  This portfolio has annualized sales of approximately $55 million.  The transactions are expected to close in late August, 2016.

"The acquisition of this portfolio aligns with our strategy to expand in power semiconductor applications as well as increase our presence in the automotive electronics market," said Ian Highley, senior vice president and general manager, semiconductor products and chief technology officer for Littelfuse. "These products have strong synergies with our existing circuit protection business, will strengthen our channel partnerships and customer engagement, and expand our power semiconductor portfolio."

Littelfuse also plans to invest approximately $30 million in its semiconductor fabrication locations to enhance its production capabilities, add significant capacity to its China fabrication facility and transfer the production of the acquired portfolio.  The transfers will occur over the next few years, as the company works with customers on their timing and requirements.  The expected productivity gains from this investment will drive long term profitable growth across the company's semiconductor business.
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"Once we complete the transfer of these products, we expect this acquisition to have EBITDA margins of more than 30 percent," added Meenal Sethna, executive vice president and chief financial officer.  "Including amortization, interest and integration expenses, we expect the earnings per diluted share impact of this acquisition to be neutral in 2016, and accretive in 2017 and beyond."

Wachtell, Lipton, Rosen and Katz is acting as legal advisor to Littelfuse.

About Littelfuse
Founded in 1927, Littelfuse is the world leader in circuit protection with growing global platforms in power control and sensing. The company serves customers in the electronics, automotive and industrial markets with technologies including fuses, semiconductors, polymers, ceramics, relays and sensors. Littelfuse has over 10,000 employees in more than 40 locations throughout the Americas, Europe and Asia. For more information, please visit the Littelfuse website: Littelfuse.com.

Use of Non-GAAP Financial Measures
The information provided in this press release includes the non-GAAP financial measure EBITDA margin. This non-GAAP financial measure should not be considered in isolation or a substitute for the comparable GAAP measure. Management uses this non-GAAP measure to compare operating results to other industry participants and believes that it enhances an investor's overall understanding of the company's core financial performance. A reconciliation of EBITDA margin to the most directly comparable GAAP measure is not accessible without unreasonable effort due to the nature of the acquisition, and the timing and scale of future integration activities including production transfers, which make uncertain some projected amounts that would be necessary for such a reconciliation.

Safe Harbor Statement
Certain statements in this press release may constitute "forward-looking statements" within the meaning of the federal securities laws and are entitled to the safe-harbor provisions of the PSLRA.  These statements include statements regarding the company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future.

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These forward-looking statements speak only as of the date they are made, are subject to risks, uncertainties and other factors, and actual results and outcomes may differ materially from those indicated or implied by the forward-looking statements.  Factors that might cause these differences include, but are not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining  exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company's accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions including the  ability to transition manufacturing of the acquired applications to the company's facilities and manufacturing partners, and other risks which may be detailed in the company's other Securities and Exchange Commission filings, including those set forth under  Item 1A. "Risk Factors" of the company's Annual Report on Form 10-K for the year ended January 2, 2016.  The company does not undertake any obligation to update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

CONTACT:

Investors:	News Media:
Meenal Sethna	David Kurt
Executive Vice President and CFO	Manager, Corporate Communications
+1 (773) 628-0616	+1 (773) 628-0726

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